Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3000

info@crmz.com

CreditRiskMonitor’s Revenue Growth Continues in 1st Half of 2008

VALLEY COTTAGE, NY—August 6, 2008—CreditRiskMonitor (OTCBB: CRMZ) reported that revenues increased 14% and 16% to $1.40 million and $2.77 million for the 3 and 6 months ended June 30, 2008, respectively. Also, the Company reported net income of $20,000 and $60,000 for the 3 and 6 months ended June 30, 2008, respectively, versus net income of $58,000 and $78,000 for the same periods last year.

Jerry Flum, CEO stated, “Our revenues continue to grow at double digit levels despite the weakening U.S. economy. We continue to believe the demand for corporate credit analysis and monitoring will have a counter-cyclical component, as awareness of the need for these services grows during the current economic turbulence.

“We are profitable and maintaining positive cash flow even as we aggressively invest in additional content, expand our sales force, and add infrastructure to support our future growth. We also prepaid all the debt on our balance sheet this quarter.”

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

CREDITRISKMONITOR.COM, INC.

STATEMENTS OF OPERATIONS

FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2008 AND 2007

	3 Months Ended June 30,		6 Months Ended June 30,
	2008	2007	2008	2007

Operating revenues	$1,404,450	$1,233,177	$2,769,640	$2,391,977

Operating expenses:
Data and product costs	447,743	408,046	878,971	829,302
Selling, general and administrative expenses	921,497	754,042	1,813,743	1,457,186
Depreciation and amortization	20,471	16,688	38,010	33,327

Total operating expenses	1,389,711	1,178,776	2,730,724	2,319,815

Income from operations	14,739	54,401	38,916	72,162
Other income	8,738	18,390	33,464	36,780
Interest expense	(2,528)	(9,889)	(9,773)	(20,726)

Income before income taxes	20,949	62,902	62,607	88,216
Provision for income taxes	467	5,014	2,357	10,182

Net income	$20,482	$57,888	$60,250	$78,034

Net income per share:
Basic and diluted	$0.00	$0.01	$0.01	$0.01

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.